UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                              AB Liquidating Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00650M104
                      -------------------------------------
                                 (CUSIP Number)


                                  April 6, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


            [ ] Rule 13d-1(b)
            [X] Rule 13d-1(c)
            [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No.  00650M104

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   1. Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

            Keith S. Lane-Zucker
--------------------------------------------------------------------------------
   2. Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)
      (b)
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   3. SEC Use Only
--------------------------------------------------------------------------------
   4. Citizenship or Place of Organization: U.S.A.
--------------------------------------------------------------------------------
Number of       5. Sole Voting Power        1,908,000
Shares          ----------------------------------------------------------------
Beneficially    6. Shared Voting Power      2,800,000
Owned by        ----------------------------------------------------------------
Each            7. Sole Dispositive Power   1,908,000
Reporting       ----------------------------------------------------------------
Person With:    8. Shared Dispositive Power 2,860,000
--------------------------------------------------------------------------------
   9. Aggregate Amount Beneficially Owned by Each Reporting Person     4,768,000

  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

  11. Percent of Class Represented by Amount in Row (9)                12.6%
--------------------------------------------------------------------------------
  12. Type of Reporting Person (See Instructions)

            IN
--------------------------------------------------------------------------------

CUSIP No.  00650M104

--------------------------------------------------------------------------------
   1. Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

            Underhill Partners, L.P.
--------------------------------------------------------------------------------
   2. Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)
      (b)
--------------------------------------------------------------------------------
   3. SEC Use Only
--------------------------------------------------------------------------------
   4. Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of       5. Sole Voting Power        -0-
Shares          ----------------------------------------------------------------
Beneficially    6. Shared Voting Power      2,100,000
Owned by        ----------------------------------------------------------------
Each            7. Sole Dispositive Power   -0-
Reporting       ----------------------------------------------------------------
Person With:    8. Shared Dispositive Power 2,100,000
--------------------------------------------------------------------------------
   9. Aggregate Amount Beneficially Owned by Each Reporting Person     2,100,000

  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

  11. Percent of Class Represented by Amount in Row (9)                5.6%
--------------------------------------------------------------------------------
  12. Type of Reporting Person (See Instructions)

            PN
--------------------------------------------------------------------------------

CUSIP No.  00650M104

--------------------------------------------------------------------------------
   1. Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

            Underhill Capital, L.L.C.
--------------------------------------------------------------------------------
   2. Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)
      (b)
--------------------------------------------------------------------------------
   3. SEC Use Only
--------------------------------------------------------------------------------
   4. Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of       5. Sole Voting Power        -0-
Shares          ----------------------------------------------------------------
Beneficially    6. Shared Voting Power      2,100,000
Owned by        ----------------------------------------------------------------
Each            7. Sole Dispositive Power   -0-
Reporting       ----------------------------------------------------------------
Person With:    8. Shared Dispositive Power 2,100,000
--------------------------------------------------------------------------------
   9. Aggregate Amount Beneficially Owned by Each Reporting Person     2,100,000

  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

  11. Percent of Class Represented by Amount in Row (9)                5.6%
--------------------------------------------------------------------------------
  12. Type of Reporting Person (See Instructions)

            OO
--------------------------------------------------------------------------------

ITEM 1.

      (a)   Name of Issuer: AB Liquidating Corp.

      (b)   Address of Issuer's Principal Executive Offices: 1143 Borregas Ave.
                                                             Sunnyvale, CA 94089

ITEM 2.

      (a) Name of Persons Filing: Keith S. Lane-Zucker, Underhill Partners, L.P., and Underhill Capital, L.L.C.

      (b)   Address of Principal Business Office or, if none, Residence:

            c/o Ingalls & Snyder, LLC, 61 Broadway, New York, New York 10006

      (c)   Citizenship:

            Keith S. Lane-Zucker - U.S.
            Underhill Partners, L.P. - Delaware
            Underhill Capital, L.L.C. - Delaware

      (d)   Title of Class of Securities:

            Common Stock

      (e)   CUSIP Number:

            00650M104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

ITEM 4.     OWNERSHIP

I.    Keith S. Lane-Zucker

      (a)   Amount beneficially owned: 4,768,000 shares.

      (b)   Percent of class: 12.6%.

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote: 1,908,000.

            (ii)  Shared power to vote or to direct the vote: 2,800,000.

            (iii) Sole  power  to  dispose  or to  direct  the  disposition  of:
                  1,908,000.

            (iv)  Shared  power to  dispose  or to direct  the  disposition  of:
                  2,860,000.

II.   Underhill Partners, L.P.

      (a)   Amount beneficially owned: 2,100,000 shares.

      (b)   Percent of class: 5.6%.

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote: -0-.

            (ii)  Shared power to vote or to direct the vote: 2,100,000.

            (iii) Sole power to dispose or to direct the disposition of: -0-.

            (iv)  Shared  power to  dispose  or to direct  the  disposition  of:
                  2,100,000.

III.  Underhill Capital, L.L.C.

      (a)   Amount beneficially owned: 2,100,000 shares.

      (b)   Percent of class: 5.6%.

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote: -0-.

            (ii)  Shared power to vote or to direct the vote: 2,100,000.

            (iii) Sole power to dispose or to direct the disposition of: -0-.

            (iv)  Shared  power to  dispose  or to direct  the  disposition  of:
                  2,100,000.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            By signing below each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above as beneficially owned by him or it were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement with respect to such undersigned is true, complete and correct.


                                        /S/ KEITH S. LANE-ZUCKER
                                        ----------------------------------------
                                                  Keith S. Lane-Zucker


                                        UNDERHILL PARTNERS, L.P.

                                        By UNDERHILL CAPITAL, L.L.C.,
                                           as General Partner


                                        By /S/ KEITH S. LANE-ZUCKER
                                           -------------------------------------
                                           Keith S. Lane-Zucker
                                           Member


                                        UNDERHILL CAPITAL, L.L.C.


                                        By /S/ KEITH S. LANE-ZUCKER
                                           -------------------------------------
                                           Keith S. Lane-Zucker
                                           Member

                                INDEX TO EXHIBITS

      The following is filed as an Exhibit hereto:

      1. Joint Filing Agreement of the Reporting Persons.